BUNKER HILL REPORTS REINSTATEMENT OF LEASE FOR THE BUNKER HILL MINE, PRIVATE PLACEMENT AND NEW BOARD MEMBER

TORONTO, ON, November 13, 2018 – Bunker Hill Mining Corporation (the “Company” or “Bunker”) (CSE:BNKR) is pleased it has reached an agreement providing for reinstatement of its lease on the Bunker Hill Mine. The lease has been reinstated and became effective again on November 6, 2018.

Mr. John Ryan, CEO of the Company commented, “We are very pleased to have worked out an agreement with the mine owner, Placer Mining Corp., to enable us to continue our effort to ultimately reopen the mine and make it a productive asset. I believe the discussions we have had over the last several weeks have unified our common goal to continue to advance the project toward production. We are excited to get going on our work plan for the upcoming months and to get items accomplished on budget and on time. We will be providing timely updates to the marketplace on our progress.”

Reinstatment of Lease Agreement

Pursuant to the reinstatement, the Company achieved a substantial reduction of its monthly lease payments spanning the next twelve months. In addition, if the Company achieves certain agreed goals on its work program at the mine, the payment concessions can be extended an additional six months.

The monthly payments will be $60,000 per month for the next twelve months, a reduction of 70% from the previous amount of $200,000. It has been agreed that the reduction in payments will be made up for by adding the accumulated reduction to the purchase price of the mine should the Company choose to exercise its purchase option.

The Company is also in discussions with the United States EPA on concessions with respect to the Company’s payment obligations owed to the EPA. In general, those discussions to date have been highly positive. The Company intends to submit a written proposal to the EPA by the end of this week, and will report further progress on these discussions as they occur.

Financing

Given the urgent urgent need to secure financing to meet the new lease obligations, Bunker’s Board has approved an equity private placement for up to C$300,000 consisting of up to 4,000,000 units to be sold at C$0.075 per Unit with Unit consisting of one common share and one common share purchase warrant. Each whole warrant is exercisable to acquire one common share at a price of C$0.10 for a period of two years. The private placement is subject to regulatory approval.

Management update

Mr. Howard Crosby announced his resignation from the Board and as an Officer of the Company. The Company wishes to thank Mr. Crosby for his contributions to the Company since the Fall of 2016. Mr. Crosby reported in his resignation letter that his departure was for personal reasons and was not the result of any disagreement with the Company, or on any matter relating to the Company’s operations.

The Company would also like to announce the appointment of John Liu as a director. John

Liu has over 25-years experience in private equity investment, consulting and business management. He is a partner at Valuestone Advisors Limited. John has a wide range of private equity investment experience across multiple sectors, including mining. He was previously an advisor to Jiangxi Copper Corp., the largest integrated copper company in China, focused on its global development strategy and overseas M&A projects. Prior to that, he held positions in renowned private fund managers: Greenwoods Private Equity Funds, Mousse Partners, Actis and Merrill Lynch Direct Investment Group. He was a member of the board of a number of portfolio companies. John received an MBA from the University of British Columbia in Canada, and a B.Sc. in computer science and engineering from Shanghai Jiaotong University in China.

We warmly welcome John to the board and look forward to working with him.

About Bunker Hill Mining Corp.

Bunker Hill Mining Corp. has an option to acquire 100% of the Bunker Hill Mine. Information about the Company is available on its website, www.bunkerhillmining.com, or within the SEDAR and EDGAR databases.

For additional information contact:

John Ryan, Interim Chief Executive Officer	Marketing & Communications
(843) 290-8930	(416) 477-7771 ext. 205

info@bunkerhillmining.com

Cautionary Statements

Certain statements in this news release are forward-looking and involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, as well as within the meaning of the phrase ‘forward-looking information’ in the Canadian Securities Administrators’ National Instrument 51-102 – Continuous Disclosure Obligations. The forward looking statements made herein are based on information currently available to the Company and the Company provides no assurance that actual results will meet management’s expectations or assumptions with respect to, among other things, the ability of the Company to successfully complete the acquisition of the Bunker Hill Mine Complex on the terms as announced or other satisfactory terms or at all, and fund the initial payments for which the Company does not have funds at this time, the Company’s present and future financial condition, the Company’s ability to secure financing, and the state of financial markets. Forward-looking statements include estimates and statements that describe the Company’s future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Forward-looking statements may be identified by such terms as “believes”, “anticipates”, “expects”, “estimates”, “may”, “could”, “would”, “will”, or “plan”, and may include statements regarding, among other things, the terms of the Bunker Hill Mine Complex acquisition and funding of the acquisition. Since forward-looking statements are based on assumptions and address future events and conditions, by their very nature they involve inherent risks and uncertainties. Actual results relating to, among other things, results of exploration, project development, and the Company’s financial condition and prospects, could differ materially from those currently anticipated in such statements for many reasons such as: the inability of the Company to successfully acquire the Bunker Hill Mine Complex on the terms as announced or other satisfactory terms or at all, and fund the payments for which the Company does not have funds at this time; the inability of the Company to budget and manage its liquidity in light of the failure to obtain additional financing; the inability of the Company to develop or sustain an active public market for its securities; development of changes in general economic conditions and conditions in the financial markets; changes in demand and prices for precious metals; litigation, legislative, environmental and other judicial, regulatory, political and competitive developments; operational difficulties encountered in connection with the activities of the Company; and other matters discussed in this news release. This list is not exhaustive of the factors that may affect any of the Company’s forward-looking statements. These and other factors made in public disclosures and filings by the Company should be considered carefully and readers should not place undue reliance on the Company’s forward-looking statements. The Company does not undertake to update any forward-looking statement that may be made from time to time by the Company or on its behalf, except in accordance with applicable securities laws.